Prospectus Supplement No. 2 (to Prospectus dated April 16, 2008, as supplemented by Prospectus Supplement No. 1 dated August 1, 2008)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-150273
$475,000,000
General Cable Corporation
1.00% Senior Convertible Notes due 2012
Common Stock Issuable Upon Conversion of the Notes
     The following information supplements and amends the prospectus dated April 16, 2008, as supplemented and amended by Prospectus Supplement No. 1 dated August 1, 2008, relating to the resale by the selling securityholders of our 1.00% Senior Convertible Notes due 2012, which we issued in a private placement on October 2, 2007, and common stock issuable upon conversion of the notes.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus dated April 16, 2008, as supplemented and amended. This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated April 16, 2008, as supplemented and amended.
     Our common stock is listed on the New York Stock Exchange under the symbol “BGC.” On November 21, 2008, the closing price of our common stock on the New York Stock Exchange was $7.62 per share.
     Investing in the notes and our common stock involves risks that are described in the “Risk Factors” section beginning on page 8 of the prospectus and in the documents incorporated by reference therein.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 24, 2008.

SELLING SECURITYHOLDERS
          The following table sets forth information as of November 21, 2008, with respect to the selling securityholders named therein and other information regarding the beneficial ownership of the notes and shares of our common stock by each of the selling securityholders named therein. This information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby). Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common stock issuable upon conversion of its notes. As a result, the sum of the principal amount of notes listed as beneficially owned by selling securityholders in the table in the prospectus dated April 16, 2008, as supplemented by Prospectus Supplement No. 1 dated August 1, 2008 and this prospectus supplement, may be more than $475,000,000 because certain selling securityholders listed in the table sold, transferred or otherwise disposed of some or all of their notes since they last reported their beneficial ownership to us without informing us of such transactions, while the new beneficial owners have provided us with information as to their ownership of the notes, reflected in the table. For the sake of clarity, the maximum principal amount of notes that may be sold under this prospectus will not exceed $475,000,000.
          Based upon information provided by the selling securityholders named below, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our affiliates during the past three years.
          Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus when and if necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment in certain circumstances.
          The table in the section captioned “Selling Securityholders” of the prospectus dated April 16, 2008 is hereby supplemented and amended to reflect the selling securityholders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholders. For purposes of the table below, we assume that the selling securityholders will sell all of their notes and shares of common stock issuable upon conversion of their notes pursuant to this prospectus.

				Principal		Principal
	Principal		Number of	Amount	Number	Amount of	Number
	Amount	Percent	Shares	of Notes to	of Shares	Notes	of Shares
	of Notes	of	Beneficially	be Sold	to be Sold	Beneficially	Beneficially
	Beneficially	Principal	Owned Prior	Pursuant	Pursuant	Owned	Owned
Name of Selling	Owned Prior	Amount	to	to this	to this	After	After
Securityholder	to Offering	of Notes	Offering(1)	Prospectus	Prospectus(1)	Offering	Offering

Credit Suisse Securities (USA) LLC(a)(54)	42,000,000	8.84%	500,396	42,000,000	500,396	—	—

JABCAP Multi Strategy Master Fund Limited(55)	15,000,000	3.16%	178,713	15,000,000	178,713	—	—

South Dakota Retirement System(56)	5,000,000	1.05%	59,571	5,000,000	59,571	—	—

Value Line Convertible Fund, Inc.(57)	300,000	*	3,574	300,000	3,574	—	—

(a)	The selling securityholders identified have indicated that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 11.9142 shares of common stock per $1,000 principal amount of notes and that no fractional shares will be issued upon a conversion of the notes.

(54)	Credit Suisse Group, which is listed on the New York Stock Exchange, is the parent company of Credit Suisse Securities (USA) LLC, referred to as Credit Suisse Securities in this prospectus, and has voting power and investment control over the securities beneficially owned by Credit Suisse Securities and may be deemed to be the beneficial owner of these securities.

(55)	Jabre Capital Partners JA, referred to as Jabre in this prospectus, is the investment manager for JABCAP Multi Strategy Master Fund Limited, referred to as JABCAP Multi Strategy in this prospectus, and has voting power and investment control over the securities beneficially owned by JABCAP Multi Strategy and may be deemed to be the beneficial owner of these securities. Philippe Jabre, sole owner of Jabre, has voting power and investment control over the securities beneficially owned by Jabre and may be deemed to be the beneficial owner of these securities.

(56)	The South Dakota Investment Office, referred to as SD Investment in this prospectus, is the investment manager for the South Dakota Retirement System, referred to as SD Retirement in this prospectus, and has voting power and investment control over the securities beneficially owned by SD Retirement and may be deemed to be the beneficial owner of these securities. Dan Frasier and Ross Sandine, portfolio managers of SD Investment, have voting power and investment control over the securities beneficially owned by SD Investment and may be deemed to be the beneficial owner of these securities. SD Retirement has reported a short position in our common stock of 17,700 shares as of October 9, 2008.

(57)	Ray Stock, Director of Trading, has voting power and investment control over the securities beneficially owned by Value Line Convertible Fund, Inc. and may be deemed to be the beneficial owner of these securities.

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